Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY HIGHLIGHTS CLINICAL ADVANCES IN ITS PORTFOLIO OF

ANTI-CHAPERONE AGENTS AND ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

- Phase 1 trial of oral IPI-493 enhances industry-leading program targeting Hsp90 inhibition—

- Potential first-in-class Hsp90 inhibitor expected to enter Phase 3 registration trial this quarter -

CAMBRIDGE, Mass. – August 4, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today provided a research and development (R&D) update and announced financial results for the second quarter of 2008.

Recently, Infinity:

•	initiated a Phase 1 study of IPI-493, its oral anti-chaperone therapy that inhibits heat shock protein 90 (Hsp90), in patients with advanced solid tumors;

•

presented positive clinical data on the activity and safety of IPI-504 (retaspimycin hydrochloride), Infinity’s lead anti-chaperone agent, in a Phase 1 study in patients with refractory gastrointestinal stromal tumors (GIST);

•	continued to advance IPI-504 toward initiation of an international registration trial in patients with refractory GIST, with enrollment expected to open in the third quarter of 2008; and

•	ended the second quarter of 2008 with $94.5 million in cash, cash equivalents, and available-for-sale securities, providing funds to support the company’s current operating plan into 2010.

“At Infinity, we continued to make significant advances in our pipeline this past quarter, particularly with the recent developments in our anti-chaperone program,” said Steven H. Holtzman, president, chair, and chief executive officer. “We remain in a strong financial position, we are delivering on the research and development objectives we laid out at the beginning of the year, and we are on track to achieve important catalysts, including the planned launch of a pivotal trial of IPI-504 later this year.”

Anti-Chaperone Program Update

Infinity recently initiated a Phase 1 clinical trial evaluating IPI-493, its orally delivered anti-chaperone agent that inhibits Hsp90, in patients with advanced solid tumors. The multi-center, dose-escalation study is designed to assess safety and tolerability and identify a dose and schedule for subsequent studies of IPI-493. Anti-tumor activity will be evaluated by Response Evaluation Criteria in Solid Tumors (RECIST) and disease-specific markers. In preclinical models, IPI-493 has demonstrated significant oral availability, as well as potent and selective inhibition of Hsp90.

“We are delighted to have expanded our clinical program by entering into a Phase 1 clinical trial with IPI-493, our proprietary oral anti-chaperone therapy,” added Julian Adams, Ph.D., president of research and development and chief scientific officer. “This marked an important event for Infinity, and we are pleased to have our second product candidate in the clinic. We are confident in the broad potential of our anti-chaperone portfolio and in our team’s ability to continue advancing those programs in order to bring important new medicines to patients.”

Positive results of Infinity’s lead anti-chaperone agent, IPI-504, in a Phase 1 study in patients with metastatic and/or unresectable GIST were presented during the Annual Meeting of the American Society for Clinical Oncology in June 2008. Results from the study showed that patients with GIST (n=36), who were heavily pre-treated, experienced a 70 percent overall disease control rate, with three percent Partial Response and 67 percent Stable Disease at six weeks. Estimated median progression free survival for these patients was 12 weeks. Based on these results, Infinity plans to initiate an international Phase 3 registration trial of IPI-504 in patients with refractory GIST, for which enrollment is expected to open in the third quarter of 2008. The Phase 3 protocol has been granted a Special Protocol Assessment agreement by the U.S. Food and Drug Administration (FDA), and the European Medicines Evaluation Agency has provided scientific advice consistent with that of the FDA regarding the Phase 3 trial design.

IPI-504 is also being evaluated in the Phase 2 portion of a Phase 1/2 study in patients with advanced non-small cell lung cancer (NSCLC). In 2007, Infinity reported preliminary evidence of biological activity from the Phase 1 portion of the trial. Infinity anticipates reporting preliminary results from the Phase 2 portion of the NSCLC trial by the end of 2008.

Infinity also has an ongoing Phase 1b clinical trial evaluating IPI-504 in combination with docetaxel in patients with advanced solid tumors. In July, Infinity decided to discontinue further enrollment in its Phase 2 single agent, signal-finding study of IPI-504 in advanced hormone-refractory prostate cancer. Based on the lack of observed evidence of biological activity in the trial, Infinity concluded that the overall risk-benefit ratio did not justify continuing the signal-finding study as a single agent in this indication. Additional clinical trials of IPI-504 are expected to commence by early 2009.

IPI-504 and IPI-493 are being jointly developed with AstraZeneca/MedImmune.

Hedgehog Pathway Inhibitor Program Update

Infinity anticipates commencing a Phase 1 safety study of IPI-926, its lead Hedgehog pathway inhibitor, in the second half of 2008 in patients with solid tumors. IPI-926 has demonstrated significant anti-tumor activity and excellent pharmaceutical properties, including oral bioavailability, long plasma and tumor half-life, and dose-dependent inhibition of tumor growth, in a number of preclinical models.

Second Quarter Financial Results

At June 30, 2008, Infinity had total cash, cash equivalents, and available-for-sale securities of $94.5 million.

Total revenue for the second quarter of 2008 was $2.5 million as compared to $5.7 million for the second quarter of 2007. The decrease in revenue was due to the recognition of revenue in the second quarter of 2007 from the company’s Bcl-2 collaboration and its small molecule technology access alliance with Novartis. Infinity successfully completed all of its technology access alliance obligations to Novartis as of December 31, 2007. Infinity transitioned the Bcl-2 program to Novartis in February 2008; therefore, Infinity did not recognize any revenue from the up-front license fee or for reimbursable research and development services in the three months ended June 30, 2008, nor does the company expect to recognize such revenue in future periods.

R&D expense was $10.8 million for the second quarter of 2008 as compared to $8.2 million for the second quarter of 2007. R&D costs that are reimbursable by AstraZeneca/MedImmune under the cost-sharing provisions of the companies’ collaboration agreement are offset against Infinity’s R&D expense. Therefore, Infinity’s R&D expense of $10.8 million for the second quarter of 2008 reflects total R&D expenditures by Infinity of $15.3 million less $4.5 million in AstraZeneca/MedImmune reimbursable amounts. Infinity’s R&D expense of $8.2 million for the second quarter of 2007 reflects total R&D expenditures by Infinity of $11.6 million less $3.4 million in AstraZeneca/MedImmune reimbursable amounts. The increase in R&D expense is primarily due to higher clinical and pharmaceutical development expenses, partially offset by higher AstraZeneca/MedImmune reimbursable amounts.

General and administrative expense was $3.7 million for the second quarter of 2008 as compared to $3.2 million in the second quarter of 2007. The increase in expense primarily reflects an increase in consulting expenses and an increase in stock-based compensation expense.

Infinity’s net loss for the second quarter of 2008 was $11.1 million as compared to a net loss of $4.2 million for the second quarter of 2007. Basic and diluted net loss per common share was $0.57 for the second quarter of 2008, compared to a basic and diluted net loss per common share of $0.21 for the second quarter of 2007.

To achieve its 2008 R&D and business objectives, Infinity continues to project a net cash burn of $35 million to $45 million in 2008. In the absence of any additional financings or business development activities, Infinity anticipates it has sufficient resources to fund its current operating plan into 2010.

Conference Call on Monday, August 4, 2008, at 4:30 p.m. Eastern Time

Infinity management will host a conference call on Monday, August 4, 2008, at 4:30 p.m. EDT to provide an R&D update and discuss the quarter results. A live webcast of the conference call, including the presentation slides, can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 800-634-6308 (domestic) and 1-719-325-4845 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the utility of Hsp90 and Hedgehog pathway inhibition to treat cancer; future clinical trial activity for IPI-504, IPI-493 and IPI-926; the presentation of clinical data for IPI-504; estimates of 2008 financial performance; and the expectation that Infinity will have cash to support its current operating plan into 2010. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaboration with AstraZeneca/MedImmune; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, as filed with the Securities and Exchange Commission on May 9, 2008. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. INFI-G

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2008	December 31, 2007
Cash, cash equivalents and available-for-sale securities	$94,468,889	$114,189,468
Other current assets	6,654,197	7,650,464
Property and equipment, net	5,476,561	5,984,711
Other long-term assets	1,348,208	1,899,961

Total assets	$107,947,855	$129,724,604

Current liabilities	$20,477,266	$24,742,562
Deferred revenue, less current portion	41,666,667	51,041,667
Debt and other long-term liabilities	2,564,802	2,797,472
Total stockholders’ equity	43,239,120	51,142,903

Total liabilities and stockholders’ equity	$107,947,855	$129,724,604

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Collaborative research and development revenue	$2,500,000	$5,654,170	$13,891,458	$11,769,920
Operating expenses:
Research and development	10,775,172	8,186,976	19,296,885	15,663,379
General and administrative	3,682,434	3,237,390	7,453,683	6,530,421

Total operating expenses	14,457,606	11,424,366	26,750,568	22,193,800

Loss from operations	(11,957,606)	(5,770,196)	(12,859,110)	(10,423,880)
Other (expense)/income:
Interest expense	(6,057)	(29,222)	(17,687)	(131,688)
Interest and investment income	815,199	1,639,595	2,150,823	3,506,037

Total other income, net	809,142	1,610,373	2,133,136	3,374,349

Net loss	$(11,148,464)	$(4,159,823)	$(10,725,974)	$(7,049,531)

Basic and diluted net loss per common share	$(0.57)	$(0.21)	$(0.54)	$(0.36)

Basic and diluted weighted average number of common shares outstanding	19,729,094	19,505,672	19,703,318	19,438,731

# # #